Exhibit 99.1

DELCO REMY INTERNATIONAL, INC. World Headquarters ● 2902 Enterprise Drive ● Anderson, Indiana 46013

FOR IMMEDIATE RELEASE	July 26, 2004
Contact: John Pyzik 317-590-7934

DELCO REMY INTERNATIONAL CHANGES NAME TO REMY

Anderson, Ind., - Delco Remy International, Inc., changes its corporate name to Remy International, Inc., effective August 1, 2004, marking the tenth anniversary as a separate company from General Motors Corporation.

The company will continue to market certain starters and heavy-duty alternators for original equipment and aftermarket customers under the Delco Remy trademark, which is licensed to the company by General Motors. The company will also add the Remy trademark to its brand portfolio for a variety of automotive products in addition to using Remy International, Inc., as the new corporate name.

Under a separate agreement, the company continues its relationship with GM Service and Parts Operations to distribute aftermarket, light-duty starters, under the AC Delco brand, for the U.S. and Canada.

“This journey started with Remy Electric in 1896. Now we are going back to our roots,” noted President and CEO Thomas J. Snyder. “Remy has been synonymous with great automotive products for decades. Our new strategy will offer two top trademarks, Remy and Delco Remy,” he added.

Remy headquarters and the technical center will continue in Anderson, Indiana. Administratively, there will be some changes, but operations, production and deliveries will be unaffected according to Snyder.

The original company began as a home wiring business back in 1896 when two brothers, Frank and Perry Remy, stopped long enough in Anderson, Indiana, on their way West, to find a heartland-America community with all the resources and opportunities they needed to set up shop and stake their futures.

Oil and gas discoveries in Madison County a few years earlier ignited the great Central Indiana “Gas Boom” as the population exploded to meet the needs of diversified industries springing up and thriving on the low-cost energy.

The fledgling Remy Electric Company found its wings with the emergence of the “horseless carriage” and its need for electrical components. Sparking engines with the reliable Remy Magneto demonstrated that the small company in Indiana could deliver just what the industry needed and positioned Remy at the top of manufacturers’ supplier lists. By 1910, magneto production reached 50,000 units per year.

In 1911, the Remy brothers sold the company to Fletcher Savings and Trust Company. Another ownership transfer occurred in 1916 when United Motors Corporation purchased the Dayton Engineering Laboratories Company (DELCO), originator of the first electric starter, and Remy Electric Company. Two years later United Motors merged with General Motors as DELCO and Remy combined their product lines to include automatic starters, electric windshield wipers, generators and distributors.

Proven on the road and on the battlefield, Delco Remy, operating as a division of GM, developed advanced technologies and provided the industry with automotive, heavy-duty and U.S. military products for 76 years. In 1994, the Heavy Duty Systems and a portion of the Automotive Systems were sold to a group of private investors led by former Chrysler President, Harold K. Sperlich and Delco Remy executive, Thomas J. Snyder.

In ten years, Delco Remy International, Inc., has doubled in size with over 6000 employees worldwide and recorded more than $1 Billion in sales last year, placing it as the seventh largest privately-held company based in Indiana. Product lines have expanded to include starters, alternators, transmissions, engines, fuel systems and remanufacturing operations now located on four continents…closer to the global original equipment customers and service markets.

More information is available at www.delcoremy.com now and www.remyinc.com after August 1, 2004.

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